EXHIBIT 99.1

True Leaf to Present at 7th Annual MicroCap Conference in New York City

Founder and CEO Darcy Bomford to showcase True Leaf as a unique cannabis investment opportunity at exclusive event

VERNON, British Columbia, April 04, 2018 (GLOBE NEWSWIRE) -- True Leaf Medicine International Ltd. (“True Leaf”) (CSE:MJ) (FSE:TLA) (OTCQB:TRLFF), the quality of life cannabis company for people and their pets, announced today it will present at the 7th Annual MicroCap Conference from April 9-10, 2018 at the Essex House in New York City.

Darcy Bomford, Founder and Chief Executive Officer of True Leaf, will present to investors on the True Leaf story and speak on a cannabis investing panel featuring industry thought leaders.

To view True Leaf’s presentation, join the webcast live at www.investorcalendar.com/event/27484 or visit the link online at www.trueleaf.com on Monday, April 9, 2018 at 11:00 a.m. Eastern Time. The webcast will remain available online for one year following the presentation.

“Our mission is to be a leading purpose-driven cannabis company,” said Mr. Bomford. “True Leaf exists to help people and their pets live healthy, happier lives by providing effective plant-based alternatives to patients who find their pharmaceutical treatments ineffective or intolerable. We have assembled a world-class team of medical, genetics and cultivation experts to research and develop a medicinal cannabis product line that will address, among others, neurological, musculoskeletal, gynaecological, and gastrointestinal conditions.”

The company is currently building True Leaf Campus, a 25,000 square foot cannabis cultivation facility in the North Okanagan region of British Columbia. Construction is expected to be completed in late summer 2018.

Through its other division, True Leaf Pet, the company has pioneered hemp-seed based pet supplements that provide calming support, promote hip and joint health, and boost immune and heart function. The company’s True Hemp™ dog chews, dental sticks, and supplement oils are currently sold in 1,800 stores worldwide and online on Amazon and WholesalePet.com.

The MicroCap Conference is an exclusive event dedicated to connecting small and micro-cap companies with high-level, institutional and retail investors.

About True Leaf

Founded in 2013, True Leaf has two main operating divisions: True Leaf Medicine Inc. and True Leaf Pet Inc. The Company’s goal is to provide federally-approved cannabis products that will be sold across Canada and the United States. True Leaf Medicine Inc. was launched in July 2013 to become a licensed producer of medicinal cannabis for the Canadian market. True Leaf Medicine Inc. has been granted approval by Health Canada to build its grow facility and will be subject to a Health Canada inspection upon completion to allow for the cultivation, manufacture, and distribution of cannabis products. Currently, True Leaf does not have a license to produce cannabis.

Established in 2015, True Leaf Pet Inc. markets hemp-seed based products for the pet industry. The Company launched the True Hemp™ pet supplement line in Canada, the United States, and Europe, becoming one of the first hemp-seed based pet product lines to be marketed worldwide. True Hemp™ North American products are free of CBD and THC.

Media Contact:

Paul Sullivan
Director, Public Relations
Paul@trueleaf.com
O: 604-685-4742
M: 604-603-7358

Investor Contact:

Kevin Bottomley (Canada)
Director and Corporate Relations
Kevin@trueleaf.com
M: 778-389-9933

Tirth Patel (US)
Edison Advisors
tpatel@edisongroup.com
O: 646-653-7035

Follow True Leaf

trueleaf.com

twitter.com/trueleafpet

facebook.com/trueleafmedicine

instagram.com/trueleafpet

Forward-Looking Statements

This news release contains forward-looking statements; and management may make additional forward-looking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Although True Leaf believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, True Leaf’s actual results and performance and the value of its securities could differ materially from those set forth in the forward-looking statements due to the impact of many factors including, but not limited to, risks and uncertainties detailed in the “Risk Factors” in the Risk Factors section of True Leaf’s Offering Circular on Form 1-A, filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities and other discussions of risk factors contained in True Leaf’s periodic filings or supplements to the offering circular filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. True Leaf Offering Circular on Form 1-A can be found at www.trueleaf.com/pages/investor. True Leaf claims the safe harbor protection for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made. True Leaf undertakes no obligation to update or revise any such information for any reason after the date of this presentation, unless required by law.